Exhibit 99.1
COURT DISMISSES GEN-PROBE COURT ACTION AGAINST DIGENE
Gaithersburg, MD — July 23, 2007 — Digene Corp. (Nasdaq: DIGE) today announced that a California state court has dismissed a complaint filed against the company by Gen-Probe, Inc., without option to amend. Gen-Probe’s complaint asked the court to declare that an agreement between Gen-Probe and F. Hoffman-LaRoche Ltd. and Roche Molecular Systems, Inc. for the supply and purchase of certain HPV-related materials was permissible under the terms of a pre-existing cross-license patent agreement between Roche and Digene.
Ruling in favor of Digene’s request for dismissal, the Superior Court for the County of San Diego stated that there is “no actual controversy between Digene and Gen-Probe.” By prohibiting any further amendment of the complaint, the court has terminated the litigation brought by Gen-Probe against Digene, with no option to re-file.
Daryl Faulkner, president and chief executive officer of Digene, commented: “We are very pleased with this result, and with the termination of this litigation. The court’s dismissal of this petition with no option to amend and re-file clearly recognizes the merits of our position. Digene is the worldwide leader of products for the detection of human papillomavirus, the cause of cervical cancer, and this is due in large part to our strong portfolio of intellectual property, as well as to our innovation in science and excellence in marketing execution.”
Background:
On Dec. 8, 2006, Gen-Probe filed a complaint in the Superior Court of the State of California for the County of San Diego, asking for a declaration that a 2005 supply and purchase agreement between Roche and Gen-Probe relating to certain HPV materials is a permissible activity under a pre-existing patent cross-license agreement between Digene and Roche. In response, Digene filed a general demurrer on March 26, 2007, asking the court to dismiss the action on the basis that GenProbe is not a party to the 1990 cross-license agreement between Institut Pasteur (Roche’s predecessor) and Life Technologies, Inc. (Digene’s predecessor), and therefore has no basis for bringing an action against Digene.
About Digene:
A leader in molecular diagnostics, Digene develops, manufactures and markets proprietary DNA and RNA tests, with a focus on women’s health. The company’s flagship product, the Digene® HPV Test, is the only FDA-approved and CE-marked test for the detection of human papillomavirus, the cause of essentially all cervical cancers. Digene’s product portfolio also includes tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea. Digene tests are marketed in more than 40 countries worldwide. Headquartered in Gaithersburg, MD, Digene is traded on NASDAQ under the symbol DIGE. For more information, visit www.digene.com and www.theHPVtest.com.